ASSET PURCHASE AGREEMENT

BY AND AMONG

ALIGN PHARMACEUTICALS, LLC

ALIGN HOLDINGS, LLC,

as Seller,

and

ACHILLES ACQUISITION, LLC,

as Buyer

Dated as of October 5, 2007

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

		Page
9.8	Severability	39
9.9	Publicity	40
9.10	Governing Law; Jurisdiction	40
9.11	Counterparts	40
9.12	Headings	40
9.13	Expenses	40
9.14	Further Assurances	40

iii

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of October 5, 2007 by and among ALIGN Pharmaceuticals, LLC (“Pharmaceuticals”) and ALIGN Holdings, LLC (“Holdings,” and, unless the context otherwise requires, collectively with Pharmaceuticals, the “Seller”), Cyclacel Pharmaceuticals, Inc. (“Parent”) and Achilles Acquisition LLC, a limited liability company that is wholly-owned by Parent (the “Purchaser”).

WHEREAS, the Seller is engaged in the business of the sale and distribution of specialty pharma drugs being sold by the Seller as of the date hereof (the “Business”);

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, substantially all of the assets of the Seller used in or relating to the Business, all upon the terms and conditions set forth herein;

WHEREAS, the managers of the Seller deem it advisable and in the best interest of their respective creditors and members to enter into this Agreement and to consummate the transactions contemplated hereby on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, the board of directors of Parent deems it advisable and in the best interest of its stockholders and the Seller’s creditors to enter into this Agreement and to consummate the transactions contemplated hereby on the terms and subject to the conditions provided for in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (a) any other Person which beneficially owns or holds 5% or more of the outstanding voting securities or other securities convertible into voting securities of such Person; (b) any other Person of which the specified Person beneficially owns or holds 5% or more of the outstanding voting securities or other securities convertible into voting securities; or (c) any director, manager, officer or employee of such Person.

“Agreement” has the meaning set forth in the recitals to this Agreement.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Employment Agreement, the Consulting Agreements, the Compromise Agreements, the Supply Agreement and all other agreements, certificates, instruments, documents and writings delivered by the parties hereto in connection with any transaction contemplated hereby or thereby (excluding the Documents, as defined herein).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Agreement” has the meaning set forth in Section 2.3.

“Balance Sheet” has the meaning set forth in Section 4.13.

“Balance Sheet Date” has the meaning set forth in Section 4.13.

“Bill of Sale” has the meaning set forth in Section 2.1.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of New York.

“Cash” means all cash and cash equivalents (including marketable securities and short-term investments) on hand or in banks or other depositories calculated in accordance with GAAP applied on a consistent basis.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof and any regulations promulgated thereunder.

“Closing” has the meaning set forth in Section 3.3.

“Closing Date” has the meaning set forth in Section 3.3.

“COBRA Coverage” has the meaning set forth in Section 4.23(d).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compromise Agreements” has the meaning set forth in Section 7.1(o).

“Compromised Claims” means those Liabilities of the Seller set forth on Schedule A.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(d).

“Consents” has the meaning set forth in Section 4.5(c).

“Consulting Agreement” has the meaning set forth in Section 7.1(k).

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

“Disclosure Schedule” has the meaning set forth in Article IV.

“Documents” means this Agreement, together with the Ancillary Agreements, the Schedules and Exhibits hereto and thereto, and the Disclosure Schedule and the other agreements, documents and instruments executed in connection herewith.

“Employee Plans” has the meaning set forth in Section 4.23(a).

“Employment Agreement” has the meaning set forth in Section 7.1(j).

“Environmental Condition” means a condition relating to, or arising or resulting from a failure to comply with any applicable Environmental Law or Environmental Permit, or any release of a Hazardous Substance into the environment.

“Environmental Law” means any Law or Regulation pertaining to: (a) the protection of health, safety and the indoor or outdoor environment; (b) the conservation, management or use of natural resources and wildlife; (c) the protection or use of surface water and ground water; (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance; or (e) pollution (including any emission, discharge or release to air, land, surface water and ground water of any material); and includes, without limitation, CERCLA and the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901 et seq.

“Environmental Permits” means all Permits required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.23(a).

“Event of Indemnification” has the meaning set forth in Section 8.3(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

“Governmental Authority” means any governmental, or legislative agency or authority (other than a Court) of the United States, any domestic state, any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Hazardous Substance” means any Hazardous Substance, as defined in CERCLA, and any other chemical, compound, product, solid, gas, liquid, pollutant, contaminant or material which is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“Holdings” has the meaning set forth in the recitals to this Agreement.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, decease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss and all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Persons” has the meaning set forth in Section 8.3(b).

“Indemnifying Persons” has the meaning set forth in Section 8.3(c).

“Information System” means any combination of Hardware, Software and/or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (g) Software, (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (l) all rights under the License Agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (k) above; and (m) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“Inventory” means all inventory, including, without limitation, merchandise, raw materials, work-in-process, finished products, including drugs, replacement parts, packaging, office supplies and maintenance supplies related to the Business, maintained, held or stored by or for the Seller at any location whatsoever and any prepaid deposits for any of the same.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” means (a) in the case an individual, knowledge of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, and (b) in the case of a Person (other than an individual) such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a manager, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

“Leased Real Property” means the real property leased by the Seller as tenant, together with, to the extent leased by the Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract (any one of the Liabilities, a “Liability”).

“License Agreements” has the meaning set forth in Section 4.21(c).

“Licensed Intellectual Property” means all Intellectual Property licensed or sublicensed by the Seller from a third party, including the License Agreements.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, or charge of any kind (including any agreement to give any of the foregoing).

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Losses” has the meaning set forth in Section 8.3(d).

“Material Adverse Effect” means any circumstance, change in, or effect on, the Business or the Seller that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Seller or the Business (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business, or (b) could materially adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted, or contemplated to be conducted, by the Seller.

“Material Contract” has the meaning given to it in Section 4.5(a).

“Milestone One” has the meaning given to it in Section 3.2(b)(iii).

“Milestone Two” has the meaning given to it in Section 3.2(b)(iii).

“Net Sales” has the meaning given to it in Section 3.2(b)(iii).

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property in and to which the Seller has, or has a right to hold, right, title and interest.

“Parent Common Stock” means the common stock, par value $0.001 per share, of the Parent.

“Parent Common Stock Price” means the average of the closing prices per share of Parent Common Stock for the 90 Trading Day period ending on the date hereof.

“Patents” mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Pharmaceuticals” has the meaning set forth in the recitals to this Agreement.

“Products” has the meaning set forth in Section 4.25.

“Purchase Price” has the meaning set forth in Section 3.1.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Receivables” has the meaning set forth in Section 2.1(c).

“Purchaser” has the meaning set forth in the recitals to this Agreement.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to the Seller in connection with the Business, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts, notes and debts.

“Regulation” shall mean any rule or regulation of any Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the recitals to this Agreement.

“Seller’s Taxes” has the meaning set forth in Section 2.4(c).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of the Seller and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Subsidiary” or “Subsidiaries” of a specified Person means any other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by such Person.

“Supply Agreement” means that certain Supply Agreement to be entered into by and between the Purchaser and Sinclair Pharmaceuticals Ltd on or before the Closing.

“Survival Date” has the meaning set forth in Section 8.1.

“Tangible Personal Property” has the meaning set forth in Section 4.17(a).

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

“Third Party Claim” has the meaning set forth in Section 8.7.

“Trading Day” means a day on which securities are traded on the NASDAQ market.

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

ARTICLE II

PURCHASE AND SALE

2.1 Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each of Holdings and Pharmaceuticals agrees to sell, assign, transfer, convey and deliver to the Purchaser (each pursuant to a Bill of Sale (together the “Bills of Sale”) in substantially the form of Exhibit 2.1 attached hereto), and the Purchaser agrees to purchase from the Seller, free and clear of all Liens and Liabilities, substantially all of the assets and property used in connection with or otherwise relating to the Business (other than the Excluded Assets), whether real or personal, tangible or intangible (including, without limitation, the telephone numbers used in the Business), of every kind and description and wherever situated and whether or not specifically referred to in this Agreement (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) Machinery, Equipment and Furniture. All furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by the Seller at the locations at which the Business is conducted, or otherwise owned or held by the Seller at the Closing Date for use in the conduct of the Business, including, without limitation, the furniture, fixtures, equipment, machinery and tangible personal property listed in Schedule 4.17;

(b) Inventories. All Inventories;
(c) Accounts Receivable. The Receivables listed on Exhibit 2.1(c) attached hereto (the “Purchased Receivables”);

(d) Books and Records. All books and records (other than those required by law to be retained by the Seller, copies of which will be made available to the Purchaser) including, without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material,

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

manufacturing data, production records, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information which is stored electronically, the media on which the same is stored);

(e) Goodwill. The goodwill of the Seller relating to the Business together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Seller and the right to use any words indicating that the Business is so carried on, including the exclusive right to use the name Align Pharmaceuticals, or any variation thereof, as part of the name or style under which the Business or any part thereof is carried on by the Purchaser;

(f) Intellectual Property. All the Seller’s right, title and interest in, to and under the Licensed Intellectual Property and the Owned Intellectual Property of the Seller;

(g) Claims and Causes of Action. All Actions of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) pertaining to or arising out of the Business, and inuring to the benefit of the Seller, together with any and all Liens granted or otherwise available to the Seller as security for collection of any of the foregoing;

(h) Prepaid Expenses. All prepaid expenses of the Seller;

(i) Contracts. All rights under Contracts of or relating to the Business, listed in Schedule 4.5(a), together with all of the Seller’s claims or rights of action now existing or hereafter arising thereunder;

(j) Hardware and Software. All of the Seller’s Information Systems and other Hardware, Software and Databases, including, without limitation, all rights under licenses and other agreements or instruments related thereto; and

(k) Permits. To the extent transferable, all Permits held or used by the Seller in connection with, or required for or useful for, the Business, including, without limitation, those listed in Schedule 4.19.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include any of the following property and assets of the Seller (collectively, the “Excluded Assets”):

(a) Indebtedness Owed to Any Seller. All Indebtedness owed to any Seller by another Seller or any Affiliate of any Seller.

(b) Income Taxes. All income tax installments paid by the Seller and the right to receive any refund of income taxes paid by the Seller;

(c) All corporate records, including, but not limited to, the Seller’s minute book and stock record book (but not including records of the Business relating to operation of the Business described in Section 2.1(d)); and

(d) The assets listed on Exhibit 2.2(d) attached hereto.

2.3 Assumed Liabilities. At the Closing, the Purchaser shall execute and deliver the Assumption Agreement substantially in the form of Exhibit 2.3 attached hereto (the “Assumption

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Agreement”), pursuant to which, subject to the provisions of Section 2.4, it shall assume and agree to pay, perform and discharge only the Liabilities of the Seller arising under the Contracts listed in Schedule 4.5(a) and included in the Purchased Assets from and after the Closing Date (other than Liabilities or obligations attributable to any failure by the Seller to comply with the terms thereof) (the “Assumed Liabilities”). All other Liabilities of the Seller shall be settled at or prior to Closing through the Compromise Agreements or otherwise.

2.4 Excluded Liabilities. The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any and all Liabilities of the Seller (including, without limitation, the Compromised Claims) other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Purchaser shall not assume, and the Seller shall remain responsible for, and shall indemnify the Purchaser with respect to, the following:

(a) all obligations or Liabilities for any administrative expenses or fees or expenses of professional persons (including any attorney, consultant or financial advisor) employed or retained by the Seller in connection with the transaction contemplated by this Agreement;

(b) subject to Section 2.3, all Liabilities or obligations (whether absolute, contingent, or otherwise) which accrue with respect to, arise out of, or relate to, the Purchased Assets on or prior to the Closing Date, including any Liability or obligation of the Seller or any of its employees, directors, managers, officers, members, affiliates or agents arising out of, relating to, or caused by (whether directly or indirectly), the Seller’s ownership, possession, operation, interest in, use or control of the Purchased Assets;

(c) any liability or obligation for (i) Taxes of the Seller or any of its Affiliates or (ii) Taxes attributable to the Purchased Assets or the Business, in each case, relating to any period or any portion of any period ending on or prior to the Closing Date (for this purpose, ad valorem taxes shall be prorated as of the Closing Date) (the Taxes under clauses (i) and (ii), collectively, the “Seller’s Taxes”);

(d) subject to Section 2.3, with respect to current or former employees, directors, managers, officers, members and consultants of the Seller and its Affiliates, all liabilities or obligations in respect of any compensation, benefit plan, pension plan, unpaid vacation days, agreement, arrangement, program, policy or understanding relating to such individuals, their service to and tenure with the Seller and its Affiliates, and their benefits, including any employment, consulting, severance or other termination payments, Liability in respect of WARN, change in control or similar agreements, workers’ compensation Liabilities, any other employment-related claim (including for actual, constructive or deemed termination, employment discrimination or wrongful discharge) or any right of indemnification;

(e) all Liabilities or obligations which arise, whether before, on or after the Closing Date, out of, or in connection with, the Excluded Assets;

(f) all Liabilities or obligations arising out of or in connection with any Indebtedness of the Seller or any of its Affiliates;

(g) all Liabilities or obligations arising from any litigation, investigation or other proceeding pending or threatened in respect of the Seller or any of its officers, directors, managers, representatives or agents or, to the extent relating to any transaction or event occurring on or prior to the Closing Date, in respect of the Purchased Assets;

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(h) all Liabilities or obligations arising out of or in connection with any Real Property on or after the Closing Date; and

(i) all Liabilities and obligations incurred by the Seller on or after the Closing Date.

2.5 Collection of Purchased Receivables. The Seller agrees that, from and after the Closing Date, the Purchaser shall have the right and authority to collect for its own account the Purchased Receivables, subject to the provisions hereof, and to endorse with the name of the Seller all checks received on account of the Purchased Receivables. The Seller agrees that it will, within five Business Days, transfer, assign and deliver to the Purchaser all cash and other property which it may receive with respect to any Purchased Receivable, and pending any such delivery to the Purchaser of any such property, the Seller shall hold any such property in trust for the benefit of the Purchaser

2.6 Returned Products. Except as otherwise expressly set forth below, during the one year period immediately following the Closing Date, the Purchaser shall be responsible for processing returns of all Products which were sold by the Seller prior to the Closing Date and which are returned by customers for credit after the Closing Date. The Purchaser shall handle such returns during such period in accordance with the Seller’s applicable returned goods policy. The Seller agrees to provide the Purchaser with any information reasonably requested by the Purchaser from time to time in order to facilitate such returned products policy. In the event that [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] or more of Products which were sold by the Seller prior to the Closing Date are returned for credit during the period after the Closing Date and ending on the second anniversary of the Closing Date, the Seller shall indemnify the Purchaser for the value of the returned Products in excess of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] in accordance with the terms and provisions of Article VIII hereof.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. As consideration for the purchase of the Purchased Assets, upon the terms and conditions set forth in this Agreement, the Purchaser shall pay to the Seller the Cash Consideration and Stock Consideration (each as hereinafter defined) as follows:

(a) On the Closing Date, the Purchaser shall pay to Seller (or creditors on behalf of Seller) in cash in the aggregate amount of $3,331,428.00. The Purchaser shall remain obligated to pay up to an additional $452,464.00 (the “Creditor Reserve”) to creditors of the Seller (the “Creditor Reserve Creditors”) based on obligations to such creditors of the Seller under Compromise Agreements, to the extent Purchaser determines it is required to make such payments within 120 business days from the Closing Date. (Cash paid at closing or within 120 business days after closing shall be the “Cash Consideration”).

To the extent Purchaser pays the Creditor Reserve Creditors in cash, the Creditor Reserve shall be reduced by the actual amount of cash paid. To the extent Purchaser pays the Creditor Reserve Creditors with product rather than cash, the Creditor Reserve shall be reduced by Purchaser’s cost of such product. To the extent part of or the entire Creditor Reserve is not expended within 130 business days from the Closing Date, additional Stock Consideration will be provided to Seller equal to the value of the unexpended amount. The Stock Consideration would be valued at the Parent Common Stock Price. These determinations shall be made by the Purchaser, in its sole commercially reasonable discretion and Section 8.5(c) of this Agreement shall not apply to such determinations by the Purchaser which shall be final and

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

conclusive. In the event [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] or more of any product distributed pursuant to this Section 3.1 is returned for credit, Seller will indemnify Purchaser in the amount of the benefit received by Seller under this Section 3.1 on account of a creditor initially accepting such returned product in lieu of cash, as payment for Seller’s obligations. Such indemnification shall be in accordance with Article VIII hereof.

(b) The Stock Consideration shall consist of shares of Parent Common Stock equal to $1,116,108, increased by the value of any additional stock issued pursuant to Section 3.1(a) above, and decreased by the value of any stock retained pursuant to Section 8 below (the “Stock Consideration,” and, together with Cash Consideration, the Purchase Price”).

(c) On the Closing Date, the Purchaser shall assume the Assumed Liabilities.

3.2 Payment of Purchase Price; Earn-Out.

(a) At the Closing, except as set forth in Section 3.1(a) above, the Purchaser shall pay the Seller (or creditors on behalf of the Seller) the Cash Consideration by delivery of the requisite amount of cash by wire transfer, bank check or certified check as provided in Section 3.1.

(b) Subject to Section 3.1 and the terms of Article VIII, and following the Closing, Parent shall issue to Holdings such number of shares of Parent Common Stock as amount to the Stock Consideration, valued at the Parent Common Stock Price, to the extent the value of such Parent Common Stock is not used to satisfy the Seller’s indemnification obligations under Article VIII, as follows:

[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]

3.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2500 Wachovia Capitol Center, Raleigh, North Carolina 27601, at 12:00 P.M. on October 5, 2007 (the day on which the Closing takes place being the “Closing Date”).

3.4 Transfer Taxes. The Seller shall be liable for and shall pay all federal and state sales Taxes (including any retail sales Taxes and land transfer Taxes) and all other Taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Seller to the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Disclosure Schedule attached hereto (the “Disclosure Schedule”) identifies by Section and Subsection any exception to a representation or warranty in this Article IV. As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each of Holdings and Pharmaceuticals, jointly and severally, represents and warrants to the Purchaser as follows:

4.1 Organization and Qualification. Each Seller is (a) a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and (b) duly licensed or

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 4.1, such jurisdictions being the only jurisdictions in which the nature of the Business or the ownership or leasing of its properties by the Seller requires such licensing or qualification and where the failure to be so licensed or qualified could have a Material Adverse Effect on the Business or any of the Purchased Assets.

4.2 Charter and Limited Liability Company Records. True, correct and complete copies of each of (a) the certificate of formation of each Seller, as amended and in effect on the date hereof, (b) the operating agreement of each Seller, as amended and in effect on the date hereof, and (c) the minute books of each Seller have been previously delivered to the Purchaser. Such minute books contain complete and accurate records of all meetings and other actions of the managers, members, committees and incorporators of each Seller from the date of their respective formation to the date hereof and have been maintained in a manner consistent with good business practices. Except as set forth on Schedule 4.2, each Seller is in compliance with, and not in default or violation of, its respective certificate of formation and operating agreement.

4.3 Authorization; Enforceability. Each Seller has the power and authority to own, hold, lease and operate its respective properties and assets and to carry on its business as currently conducted. Each Seller has the power and authority to execute, deliver and perform this Agreement and the other Documents. The execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by each Seller and all of its members or equityholders, and no other action on the part of either Seller or its members or equityholders is necessary in order to give effect thereto. This Agreement and each of the other Documents to be executed and delivered by each Seller and each of its members or equityholders have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, each Seller, enforceable against each Seller, in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

4.4 No Violation or Conflict. Except as set forth in Schedule 4.4, none of (a) the execution and delivery by either Seller and each of its members or equityholders of this Agreement and the other Documents to be executed and delivered by each Seller and each of their members or equityholders, (b) consummation by each Seller and each of their respective members or equityholders of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by each Seller and each of its members or equityholders at the Closing, will (i) conflict with or violate the respective certificate of formation or operating agreement of either Seller, (ii) conflict with or violate any Law, Order or Permit applicable to any Seller or by which any Seller’s properties are bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of any Seller pursuant to, any Contract or other instrument or obligation to which either Seller is a party or by which any Seller or its properties are bound or affected except, in the case of clause (b) or (c) above, for any such conflict, breach, violation, default or other occurrence that would not individually or in the aggregate, have a Material Adverse Effect.

4.5 Contracts.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(a) Schedule 4.5(a) lists each of the Contracts to which each Seller is a party or by which it or any of its properties or assets may be bound (each of such Contracts being a “Material Contract” and, collectively, being the “Material Contracts”).

(b) The Seller has delivered or made available to the Purchaser true, correct and complete copies of all Material Contracts which are in writing, and Schedule 4.5(a) contains an accurate summary of all Material Contracts which are not in writing. As of the Closing Date, each Seller shall have satisfied in full all of its liabilities and obligations (that are subject to and capable of being fulfilled prior to the Closing Date) under the Material Contracts prior to the Closing, including, without limitation, the execution and fulfillment of the Compromise Agreements.

(c) The Material Contracts are in full force and effect and are the valid and binding obligations of the Seller and the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. Except as set forth on Schedule 4.5(c)(i), each Material Contract is freely and fully assignable to the Purchaser without penalty or other adverse consequences and no consent of or notice to any third party (the “Consents”) is required in order to validly assign and transfer the Material Contracts to the Purchaser. The Seller has not received notice of default by the Seller under any of the Material Contracts and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the Seller thereunder. To the Knowledge of the Seller, none of the other parties to any of the Material Contracts is in default thereunder, nor has an event occurred which, with the passage of time or the giving of notice or both would constitute a default by such other party thereunder. Except as set forth on Schedule 4.5(c)(ii), the Seller has not received notice of the pending or threatened cancellation, revocation or termination of any of the Material Contracts, nor does it have Knowledge of any facts or circumstances that could reasonably be expected to lead to any such cancellation, revocation or termination.

(d) Except to the extent Consents are not obtained prior to the closing, the continuation, validity and effectiveness of the Material Contracts under the current terms thereof will in no way be affected by the execution of this Agreement and the other Documents or the consummation of the transactions contemplated herein and therein.

(e) None of the Material Contracts was entered into outside the ordinary course of business, contains any unusual, onerous or burdensome provisions that could impair or adversely affect in any material way the operations of the Seller or the Business, or is reasonably likely to be performed at a material loss.

4.6 Litigation. Except as set forth on Schedule 4.6, there is no Litigation or investigation pending or, to the Knowledge of the Seller, threatened against, or otherwise adversely affecting, the Business or the properties, assets (including the Purchased Assets) or rights of the Seller relating thereto, before any Court or Governmental Authority, nor does there exist any reasonable basis for any such Litigation. The Seller is not subject to any outstanding Litigation or Order, which, individually or in the aggregate, would prevent, hinder or delay the Seller from consummating the transactions contemplated by this Agreement. There is no Litigation pending or threatened that might call into question the validity of this Agreement or any of the other Documents or any action taken or to be taken pursuant hereto or thereto, nor does there exist any reasonable basis for any such Litigation. There is no action by the Seller pending or threatened against any third party with respect to the Business or any of the Purchased Assets.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

4.7 Brokers. Except as set forth on Schedule 4.7, the Seller has not employed any financial advisor, broker or finder, and the Seller has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement. The Seller shall be solely responsible for payment of all such fees incurred in connection with this transaction.

4.8 Compliance with Law. The Seller is, and has conducted and continues to conduct the Business, in compliance with, and is not in default or violation of, all Laws, Orders and other requirements applicable to it or by which any of its assets or properties are bound or affected including, without limitation, those relating to (a) the development, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, and (c) building, zoning and land use. The Seller is not subject to any Order that adversely affects, individually or in the aggregate, the Business, or its operations, properties, assets or condition (financial or otherwise). The Seller has not received any notice or other communication (whether written or oral) from any Governmental Authority or other Person regarding any actual, alleged, possible or potential breach, violation of or non-compliance with any Order to which the Seller, the Business or any of the Purchased Assets is or has been subject. There is no existing Law or Order, and the Seller is not aware of any proposed Law or Order, which would prohibit or materially restrict or otherwise materially adversely affect the conduct of the Business in any jurisdiction in which such business is now conducted.

4.9 Certain Practices. Neither the Seller, nor any of its directors, managers, officers, employees or agents has, directly or indirectly, given or agreed to give any rebate, gift or similar benefit to any supplier, customer, governmental employee or other Person who was, is, or may be in a position to help or hinder the Seller (or assist in connection with any actual or proposed transaction by the Seller).

4.10 Governmental Consents and Approvals. Except as set forth in Schedule 4.10, the execution, delivery and performance of this Agreement and the other Documents by the Seller do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.11 No Other Agreements to Purchase. No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller of any of the Purchased Assets, other than purchase orders for Inventories accepted by the Seller in the ordinary course of business, consistent with past practice.

4.12 Receivables. Schedule 4.12 contains an aged list of the Receivables as of the Balance Sheet Date. Except as set forth on Schedule 4.12, all Receivables reflected on the Balance Sheet arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of Inventory in the ordinary course of business, consistent with past practice, to Persons not affiliated with the Seller and, except as reserved against on the Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of the Seller not subject to valid claims of set-off or other defenses or counterclaims.

4.13 Balance Sheet. The Seller has furnished to the Purchaser, and attached hereto as Schedule 4.13 is, the unaudited balance sheet of the Seller as at September 30, 2007 (the “Balance Sheet”). Except as set forth on Schedule 4.13, the Balance Sheet has been prepared in accordance with GAAP consistently applied (with the exception of the lack of notes thereto for unaudited financial statements), is complete and correct in all material respects and accurately reflects all transactions of the Business. The Balance Sheet fairly presents the financial position of the Business as of the date thereof.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Except as set forth on Schedule 4.13, the Balance Sheet reflects reserves appropriate and adequate for all known material Liabilities and reasonably anticipated losses as required by GAAP. Except as set forth on Schedule 4.13, since the date of the Balance Sheet (the “Balance Sheet Date”), (a) there has been no change in the assets, liabilities or financial condition of the Business from that reflected in the Balance Sheet, except for changes in the ordinary course of business, and (b) none of the business, prospects, condition (financial or otherwise), operations, property or affairs of the Business has been materially or adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

4.14 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.14, there are no Liabilities of the Seller other than the Compromised Claims or Liabilities which have been or will be satisfied at or prior to Closing. Except as expressly contemplated in the preceding sentence, the Seller does not know of, and has no reason to know of, any basis for the assertion against the Seller with respect to the Business of any Liability.

4.15 Conduct in the Ordinary Course; Absence of Changes. Since the Balance Sheet Date, except as disclosed in Schedule 4.15, the Business has been conducted in the ordinary course of business, consistent with past practice, and there has been no change in the Purchased Assets or the Business which has had, or could reasonably be anticipated to result in, a Material Adverse Effect.

4.16 Inventory.

(a) The Inventory consists only of items of a quality and quantity usable or saleable by the Business in the ordinary course of business, and within a reasonable period of time, as first quality goods. Subject to amounts reserved therefor on the Balance Sheet, all Inventory is valued on the Balance Sheet at the lower of cost, determined by the first in first-out method of accounting, or market value, in accordance with GAAP. The Seller has good and marketable title to the Inventory, free and clear of all Liens. The Inventory does not include any items held on consignment. The Seller is not under any obligation or Liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the ordinary course of business consistent with past practice.

(b) The Inventory is in good and merchantable condition in all material respects, is suitable and usable for the purposes for which it is intended. To the extent the Inventory has been acquired from vendors or manufacturers, the Inventory is (i) returnable to such vendors or manufacturers for credit on customary terms, (ii) listed in such vendors’ or manufacturers’ current catalogs in use as of the Closing Date and (iii) is in “as new” condition.

4.17 Personal Property.

(a) Schedule 4.17 lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property used in the Business and owned or leased by the Seller (the “Tangible Personal Property”), and the location thereof.

(b) The Seller has delivered to the Purchaser correct and complete copies of all leases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such leases:

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(i) such lease, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.17(b), is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property;

(ii) except as set forth in Schedule 4.17, such lease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or otherwise give the lessor a right to terminate such lease;

(iii) except as otherwise set forth in Schedule 4.17, with respect to each such lease, (A) the Seller has not received any notice of cancellation or termination under such lease and no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of the Seller thereunder, (B) the Seller has not received any notice of a breach or default under such lease, which breach or default has not been cured and (C) the Seller has not granted to any other Person any rights, adverse or otherwise, under such lease; and

(iv) neither the Seller, nor, to the Knowledge of the Seller, any other party to such lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under, such lease.

(c) The Seller has, and upon the Closing will continue to have, the full right to exercise any renewal options contained in the leases pertaining to the Tangible Personal Property on the terms and conditions therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

(d) All Tangible Personal Property is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, and has been maintained and repaired in accordance with good business practice.

4.18 Purchased Assets.

(a) Except as set forth in Schedule 4.18(a), the Seller (i) owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, and the Tangible Personal Property, used, intended to be used in the conduct of the Business, and (ii) with respect to contractual rights, is a party to and enjoys the right to the benefits of all Contracts, all of which properties, assets and rights constitute Purchased Assets, except for the Excluded Assets. Except as set forth in Schedule 4.18(a), the Seller has good and marketable title to, or, in the case of leased or subleased Purchased Assets, valid and subsisting leasehold interests in, all the Purchased Assets, free and clear of all Liens.

(b) The Purchased Assets and the Excluded Assets constitute (i) all of the properties, assets and rights, used, held or intended to be used in the Business, and (ii) all such properties, assets and rights as are necessary or useful in the conduct of the Business. At all times, the Seller has caused the Purchased Assets to be maintained, in all material respects, in accordance with good business practice, and all the Purchased Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(c) Except as set forth in Schedule 4.18(c), the Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Seller in the Purchased Assets, free and clear of all Liens, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

4.19 Permits. Schedule 4.19 lists all Permits used in or otherwise necessary for the conduct of the Business. Except as set forth in Schedule 4.19, each of such Permits will be duly and validly transferred to the Purchaser in connection with the consummation of the transactions contemplated herein. The Seller is, and at all times has been, in compliance with all conditions and requirements imposed by the Permits and the Seller has not received any notice of, and has no reason to believe, that any appropriate authority intends to cancel or terminate any of the Permits or that valid grounds for such cancellation or termination exist. The Seller owns or has the right to use the Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of any other Person. Each of the Permits is valid and in full force and effect and, except as set forth in Schedule 4.19, none of the Permits will be terminated or adversely affected by the transactions contemplated hereby.

4.20 Taxes.

(a) (i) All returns and reports in respect of Taxes required to be filed with respect to the Seller or the Business have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Governmental Authority and, to the Knowledge of the Seller, no basis exists for any such adjustment; (v) there are no pending or, to the Knowledge of the Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Seller or (insofar as either relates to the activities or income of the Seller or the Business or could result in Liability of the Seller on the basis of joint and/or several liability) any Person that was includible in the filing of a return with the Seller on a consolidated or combined basis; (vi) the Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b) Except as disclosed with reasonable specificity in Schedule 4.20: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Seller or the Business may be subject; (ii) there are no requests for information currently outstanding that could affect the Taxes of the Seller or the Business; and (iii) there are no proposed reassessments of any property owned by the Seller or other proposals that could increase the amount of any Tax to which the Seller or the Business would be subject.

(c) On the Balance Sheet, reserves and allowances have been provided adequately to satisfy all Liabilities for Taxes relating to the Business for periods through the Closing Date (without regard to the materiality thereof).

(d) The Seller is not a party to any Tax allocation or sharing agreement. The Seller (i) has not been a member of an affiliated group filing a consolidated federal income Tax return (other

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

than a group the common parent of which was the Seller, and (ii) has no liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.21 Intellectual Property.

(a) Schedule 4.21(a) sets forth all of the Owned Intellectual Property, including, without limitation, a complete and accurate list of all Patents, Trademarks, domain name registrations and Copyrights, indicating for each item, to the extent applicable, the jurisdiction of registration (or application), registration number (or application number) and date issued (or date filed).

(b) All Trademarks, Patents and Copyrights listed in Schedule 4.21(a) are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to Patents), are valid and enforceable and are not subject to any maintenance fees or actions falling due within ninety (90) days after the Closing Date. No Trademark is currently involved in any opposition or cancellation proceeding and no such action has been threatened with respect to any of the Trademarks or trademark registration applications. No Patent is currently involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened with respect to any Patent. There are no potentially conflicting Trademarks or potentially interfering Patents of any third party as defined under 35 U.S.C. 135 of the United States Patent Code.

(c) Schedule 4.21(c)(i) sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property, whether the Seller is the licensee or licensor thereunder, and any assignments, consents, term, forbearances to sue, judgments, Governmental Orders, settlements or similar obligations relating to any Intellectual Property to which the Seller is a party or otherwise bound (collectively, the “License Agreements”), indicating for each the title, the parties, date executed, whether or not it is exclusive and the Intellectual Property covered thereby. The License Agreements are valid and binding obligations of the Seller, enforceable in accordance with their terms and, except as disclosed on Schedule 4.21(c)(ii), there exists no event or condition that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Seller under any such License Agreement. None of the execution, delivery or performance of this Agreement by the Seller, the consummation by it of its obligations hereunder, or compliance by it with any of the provisions of this Agreement will conflict with or result in any breach of any provision contained in any of the Licensed Agreements.

(d) The Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property used in or necessary for the conduct of the Business as currently conducted and as contemplated to be conducted.

(e) No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements set forth in Schedule 4.21(c)(i).

(f) The Seller exclusively owns, free and clear of all Liens and obligations to license, all Owned Intellectual Property, and has a valid, enforceable and transferable right to use all of the Licensed Intellectual Property.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(g) The Seller has taken all reasonable steps to protect the Owned Intellectual Property, including all reasonable steps to protect the Owned Intellectual Property from third party infringement. No third party has challenged the ownership, use, validity or enforceability of any of such Owned Intellectual Property.

(h) The conduct of the Business as currently conducted and as contemplated to be conducted does not infringe upon any Intellectual Property rights of any third party. The Seller has not been notified by any third party of any allegation that the Seller’s activities or the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party. No third party has notified the Seller that (i) any of such third party’s Intellectual Property rights are infringed or (ii) the Seller requires a license to any of such third party’s Intellectual Property rights. Further, the Seller has not been offered a license to any of such third party’s Intellectual Property rights.

(i) Except as set forth in Schedule 4.21(i), there is no litigation pending or threatened alleging that the Seller’s activities or the conduct of the Business infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party nor has any third party brought or threatened any Litigation challenging the ownership, use, validity or enforceability of any Intellectual Property of the Seller.

(j) No third party is misappropriating, infringing, diluting, or violating any Owned Intellectual Property and, except as set forth in Schedule 4.21(j), no such claims have been brought against any third party by the Seller.

(k) None of the execution, delivery or performance of this Agreement by the Seller, the consummation by it of its obligations hereunder, or compliance by it any of the provisions of this Agreement will result in the loss or impairment of the Seller’s or the Purchaser’s right to own or use any of the Intellectual Property, nor will the approval of any Governmental Authority or third party in respect of any such Intellectual Property be required.

(l) Schedule 4.21(l) lists (i) all Software (other than off-the-shelf software applications programs having an acquisition price of less than $5,000) which is owned, licensed to or by the Seller, leased to or by the Seller, or otherwise used by the Seller, and identifies which Software is owned, licensed, leased or otherwise used, as the case may be and (ii) lists all Software sold, licensed, leased or otherwise distributed by the Seller to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be.

(m) All Trademarks of the Seller have been in continuous use by the Seller. There has been no prior use of any such Trademarks or other action taken by any third party which would confer upon said third party superior rights in such Trademarks, the Seller has taken all reasonable steps to protect the Trademarks against third party infringement and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.

(n) The Seller has taken all necessary steps to obtain and preserve the Patents, including the payment of annuities or maintenance fees and the filing of all required documents.

(o) The Copyrights relate to works of authorship (i) created by (A) employees of the Seller within the scope of their employment, or (B) independent contractors who have assigned their rights to the Seller pursuant to enforceable written agreements, or (ii) acquired from the original

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

author(s) or subsequent assignees. The works covered by the Copyrights were not copies of nor derived from any work for which the Seller does not own the Copyrights, and no third party has any claim to authorship or ownership of any part thereof.

(p) The Seller has taken all necessary steps in accordance with normal industry practice to protect the Seller’s rights in confidential information and trade secrets of the Seller.

(q) All Software owned by the Seller, and all Software licensed from third parties by the Seller, is free from any significant defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, if applicable, and, with respect to the Software owned by the Seller, the applications can be compiled from their associated source code without undue burden. The Seller has furnished the Purchaser with all required documentation relating to use, maintenance and operation of the Software.

(r) The Seller has valid registrations for each of the domain names set forth in Schedule 4.21(a). The Seller’s registration of each of the domain names is free and clear of any Liens and is in full force and effect. The Seller has paid all fees required to maintain each registration. None of the Seller’s registrations or use of the domain names has been disturbed or placed “on hold” and no claim (oral or written) has been asserted against the Seller adverse to its rights to such domain names.

4.22 Labor Matters.

(a) All directors, managers, officers, management employees, and technical and professional employees of the Seller are under written obligation to the Seller to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Seller all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

(b) Except as set forth in Schedule 4.22(b):

(i) the Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Seller or in the Business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Seller;

(ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Seller after due inquiry, threatened between the Seller and any of its employees, and the Seller has not experienced any such controversy, strike, slowdown or work stoppage since the inception of each respective the Seller;

(iii) the Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Seller under any such agreement or contract that could have a Material Adverse Effect;

(iv) there are no unfair labor practice complaints pending against the Seller before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Seller that could have a Material Adverse Effect;

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(v) the Seller is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Seller and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

(vi) the Seller has paid in full to all their respective employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;

(vii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Seller;

(viii) the Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;

(ix) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Seller;

(x) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Seller has employed or currently employs any Person;

(xi) none of the Seller’s employment policies or practices with respect to the Business is currently being audited or investigated by any Governmental Authority;

(xii) the Seller would be in compliance with respect to the requirements of the Americans With Disabilities Act if such act was effective as of the date hereof; and

(xiii) the Seller does not have, nor at the Closing will the Seller have, any obligation under the WARN Act.

4.23 Employee Benefit Plans.

(a) Schedule 4.23(a) lists all employee benefit plans (as defined in section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee, director or manager of the Seller, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Seller within the meaning of section 414 of

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

the Code (an “ERISA Affiliate”), whether or not such plan is terminated (together, the “Employee Plans”).

(b) (i) There has been no “prohibited transaction,” as such term is defined in section 406 of ERISA and section 4975 of the Code, with respect to any Employee Plan, (ii) there are no claims pending (other than routine claims for benefits) or threatened against any Employee Plan or against the assets of any Employee Plan, nor are there any current or threatened Liens on the assets of any Employee Plan, (iii) all Employee Plans conform to, and in their operation and administration are in all respects in compliance with the terms thereof and requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including without limitation all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury), (iv) the Seller and ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or violation of, and the Seller has no Knowledge of any default or violation by any other party with respect to, any of the Employee Plans, (v) each Employee Plan intended to qualify under section 401(a) of the Code and each corresponding trust exempt under section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption, (vi) all contributions required to be made to any Employee Plan pursuant to section 412 of the Code or otherwise, the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years, (vii) the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary, (viii) each Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Employee Plan is present or operates and, to the extent relevant, the United States and (ix) neither the Seller nor any ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in section 3(37) of ERISA) resulting in “withdrawal liability” (as such term is defined in section 4201 of ERISA), without regard to any subsequent waiver or reduction under section 4207 or 4208 of ERISA.

(c) No Employee Plan is an “employee pension benefit plan” (within the meaning of section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Seller nor ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in section 4063 of ERISA, and neither the Seller nor ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

(d) Each Employee Plan that is a “group health plan” (within the meaning of Code section 5000(b)(1)) has been operated in compliance with all laws applicable to such plan, its terms, and with the group health plan continuation coverage requirements of section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), section 4980D of the Code and sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. No Employee Plan or written or oral agreement exists which obligates the Seller, any Subsidiary or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee, director or manager of the Seller or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment with the Seller, any Subsidiary or any ERISA Affiliate, other than COBRA Coverage.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

4.24 Environmental Matters. Except as described in Schedule 4.24, and except as will not, individually or in the aggregate, have a Material Adverse Effect (a) the Seller has all Environmental Permits which are or are reasonably expected to be required under Environmental Laws, (b) the Seller is in full compliance with all terms and conditions of such Environmental Permits, (c) the Seller is in compliance with all Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws or contained in any regulation, code, plan, governmental Order, notice or demand letter issued, entered, promulgated or approved thereunder, (d) as of the date hereof, there has not been any event, condition, circumstance, activity, practice, incident, action or plan which will interfere with or prevent continued compliance with the terms of such Environmental Permits or which would give rise to any liability under any Environmental Law or give rise to any common law or statutory liability, based on or resulting from the Seller’s or its agents’ manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Substance and (e) the Seller has taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by the Seller (or any of its agents) thereunder. Except as set forth in Schedule 4.24, there is no Action, governmental Order, notice or demand letter pending or, to the Knowledge of the Seller, threatened against the Seller relating in any way to Environmental Laws or any regulation, code, plan, governmental Order, notice or demand letter issued, entered, promulgated or approved thereunder.

4.25 Products. Each of the products sold by the Business (the “Products”) (a) is, and at all times has been, in compliance in all material respects with all applicable Laws and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made on the container or label for such Product or in connection with its sale. There is no known design defect with respect to any Products and each of such Products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws and current industry practice with respect to its contents and use. The Seller has no Products placed with its customers under an understanding permitting their return to the Seller other than pursuant to a breach of warranty. Copies of all correspondence relating to Products received or sent by or on behalf of the Seller during the past five (5) years, from or to any Governmental Authority have been previously delivered to the Purchaser.

4.26 Certain Interests. (a) Except as disclosed in Schedule 4.26(a), no officer, manager or director of the Seller:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of the Seller, provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Seller uses or has used in the conduct of the Business or otherwise; or

(iii) has outstanding any Indebtedness to the Seller.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(b) Except as disclosed in Schedule 4.26(b), the Seller has no Liability or any other obligation of any nature whatsoever to, any officer, manager, director or equityholder of the Seller or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, manager, director or equityholder.

4.27 Real Property. No Seller currently owns nor has it ever owned, since its inception, any Real Property. Schedule 4.27 sets forth an accurate, correct and complete list of all Real Property Leases to which Seller is a party (including the street address of each Leased Real Property and the names of the landlord and lessor). The Seller has delivered to the Purchaser accurate, correct and complete copies of each Real Property Lease.

4.28 Disclosure. No representation or warranty of the Seller contained in this Agreement and the other Documents, and no statement, report, or certificate furnished by or on behalf of the Seller to the Purchaser or its agents pursuant to this Agreement or any of the other Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits or will omit to state a material fact necessary in order to provide the Purchaser with full and proper information as to the business, financial condition, assets, results of operation or prospects of the Seller and the value of its properties and assets.

4.29 Purchase For Investment; Residence. Holdings is acquiring the Shares for investment for its own account and not with a view to the distribution or public offering thereof within the meaning of the Securities Act. Holdings understands that the Shares have not been registered under the Securities Act and may not be sold or transferred without such registration or an exemption therefrom (which Shares shall be legended to such effect). Holdings is sufficiently experienced in financial and business matters to be capable of evaluating the risk of investment in the Shares and to make an informed decision relating thereto. Holdings has the financial capability for making the investment in the Shares, can afford a complete loss of such investment, and such investment is a suitable one for Holdings. Holdings is an “Accredited Investor” as defined in Regulation D under the Securities Act. Prior to the execution and delivery of this Agreement, Holdings has had the opportunity to ask questions of and receive answers from representatives of the Purchaser.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Seller as follows:

5.1 Organization and Qualification. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

5.2 Authorization; Enforceability. The Purchaser has the power and authority to execute, deliver and perform this Agreement and the other Documents. The execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the Purchaser, and no other action on the part of the Purchaser is necessary in order to give effect thereto. This Agreement and each of the other Documents to be executed and delivered by the Purchaser have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Purchaser, enforceable against the Purchaser, in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

5.3 No Violation or Conflict. Except as set forth in Schedule 5.3, none of (a) the execution and delivery by the Purchaser of this Agreement and the other Documents to be executed and delivered by the Purchaser, (b) consummation by the Purchaser of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by the Purchaser at the Closing, will (i) conflict with or violate the certificate of formation or operating agreement of the Purchaser, (ii) conflict with or violate any Law, Order or Permit applicable to the Purchaser, or result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Purchaser’s rights or obligations under, any Contract or other instrument or obligation to which the Purchaser is a party.

5.4 Governmental Consents and Approvals. Except as set forth in Schedule 5.4, the execution, delivery and performance of this Agreement and the other Documents by the Purchaser do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

5.5 Brokers. The Purchaser has not employed any financial advisor, broker or finder, and the Seller has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1 Performance. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its respective reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be performed and fulfilled those conditions precedent to its obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary approvals, to the end that the transactions contemplated hereby will be fully and timely consummated.

6.2 Regulatory and Other Authorizations; Notices and Consents.

(a) The Seller will use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Documents and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) The Seller shall give promptly such notices to third parties and use its best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its reasonable discretion deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement and the other Documents, including, without limitation, all Consents to the transfer of the Contracts listed in Schedule 4.5(c)(i) and all consents required to transfer to the Purchaser all of the Licensed Intellectual Property. The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents and estoppel certificates;

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any Contract which the Purchaser in its reasonable discretion may deem adverse to the interests of the Purchaser or the Business.

(c) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Purchaser or the Seller thereunder. The Seller will use its best efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Purchaser as the Purchaser may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Seller thereunder so that the Purchaser would not in fact receive all such rights, the Seller and the Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to the Purchaser, or under which the Seller would enforce for the benefit of the Purchaser, with the Purchaser assuming the Seller’s obligations, any and all rights of the Seller against a third party thereto. The Seller will promptly pay to the Purchaser when received, all monies received by the Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, the Seller and the Purchaser shall, to the extent the benefits and obligations of any Purchased Asset have not been provided to the Purchaser by alternative arrangements satisfactory to the Purchaser and the Seller, negotiate in good faith an adjustment in the Purchase Price.

6.3 Conduct of the Business Prior to the Closing.

(a) The Seller covenants and agrees that, between the date hereof and the Closing, except as expressly required or permitted by this Agreement or unless the Purchaser shall otherwise agree in writing, the Seller shall conduct the Business only in the ordinary course of business consistent with past practice. By way of elaboration, and without in any way limiting, the preceding sentence, the Seller shall: (i) preserve intact the business organization of the Seller and the business organization, properties, assets and rights of the Business; (ii) operate the Business according to plans and budgets provided to the Purchaser; (iii) keep available the services of the present officers, employees and consultants of the Seller; (iv) maintain in effect all Contracts and to preserve the present relationships of the Seller with advertisers, sponsors, customers, licensees, suppliers and other Persons with which the Seller has business relations; (v) maintain, with financially sound and reputable insurers, insurance for the Purchased Assets and the Business against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated; and (vi) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Seller to be untrue or result in a breach of any covenant made by the Seller in this Agreement.

(b) On or before the Closing Date, the Seller shall pay and satisfy in full all of its obligations and liabilities relating to the Business, of any nature whatsoever, which relate to the Business or the Purchased Assets prior to the Closing Date whether or not such obligations are due and payable as of or before the Closing Date, except for accrued taxes and except for those accrued liabilities which are Assumed Liabilities pursuant to Section 2.3. The Seller will pay and discharge the Excluded Liabilities as and when the same become due and payable.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(c) The Seller shall cause to be prepared and timely filed, at it sole expense, all of its required Tax Returns for all periods up to and including the Closing Date. The Seller shall be responsible for the payment of all Taxes due or assessed which related to the operations of the Business for all periods up to and including the Closing Date.

6.4 Access.

(a) From the date hereof until the Closing, upon reasonable notice, the Seller shall and shall cause each of the Seller’s officers, managers, employees, agents, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Seller and to those officers, directors, employees, agents, accountants and counsel of the Seller who have any knowledge relating to the Seller or the Business; and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the Business and the assets, properties and goodwill of the Seller as the Purchaser may from time to time reasonably request.

(b) In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records of the Seller which are transferred to the Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.

(c) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing or for any other reasonable purpose, for a period of one year following the Closing, the Seller shall (i) retain all books and records of the Seller which are not transferred to the Purchaser pursuant to this Agreement and which relate to the Seller, its operations or the Business for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser; and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, reasonable access (including the right to make photocopies at the expense of the Purchaser), during normal business hours, to such books and records.

(d) The Purchaser shall keep all information obtained pursuant to Section 6.4(a) confidential in accordance with the terms of the confidentiality agreement, dated June 6, 2007 (the “Confidentiality Agreement”), between the Purchaser and the Seller. Anything contained in the Confidentiality Agreement to the contrary notwithstanding, the Seller and the Purchaser hereby agree that each such party may issue press release(s) or make other public announcements in accordance with Section 10.9.

6.5 Notification. From the date hereof until the Closing, each party to this Agreement shall promptly notify the other parties in writing of the occurrence, or pending or threatened occurrence, of (a) any event that would constitute a breach or violation of this Agreement by any party or that could reasonably be anticipated to cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any respect (including without limitation, any event or circumstance which would have been required to be disclosed on the Disclosure Schedule if such event or circumstance occurred or existed on or prior to the date of this Agreement), and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

operations, customer or supplier relations, employee relations, projections or prospects of the Seller or the Business. Any such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement nor any rights or remedies a party may have with respect to a breach of any representation, warranty or covenant.

6.6 Use of Intellectual Property.

(a) Except as set forth in Schedule 6.6(a), from and after the Closing, the Seller shall not use any of the Owned Intellectual Property or the Licensed Intellectual Property.

(b) Immediately after the Closing the Seller shall change its corporate name, and amend its certificate of formation accordingly, to one not using any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Owned Intellectual Property or the Licensed Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto. As promptly as practicable following the Closing, the Seller shall remove any Owned Intellectual Property or Licensed Intellectual Property from letterheads and other materials remaining in its possession or under its control, and the Seller shall not use, put into use, or purport to authorize any other Person to use, after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Owned Intellectual Property or the Licensed Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto.

6.7 Transfer or other Disposition of Shares. Holdings shall, in connection with its liquidation or other transfer of the Shares, comply in all respects with the requirements of the Securities Act and any other related Regulations.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING; TERMINATION

7.1 Conditions Precedent to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions described in this Agreement and any and all liability of the Purchaser to the Seller shall be subject to the fulfillment on or before the Closing of the following conditions precedent, each of which may be waived in writing by the Purchaser in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of each Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing (other than such representations and warranties that are qualified by materiality, which shall be true and correct as of the Closing), with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with, and the Purchaser shall have received a certificate from each Seller to such effect signed by a duly authorized officer thereof.

(b) No Adverse Change. No events or conditions shall have occurred which individually or in the aggregate, have had, or may reasonably be anticipated by the Purchaser, in its reasonable discretion, to give rise to any Material Adverse Effect.

(c) Governmental Approvals. The Purchaser shall have received evidence, in each instance in form and substance reasonably satisfactory to it, in its sole discretion, that any and all

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

approvals from Governmental Authorities required for the lawful consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained.

(d) Consents. The Purchaser shall have received evidence, each in form and substance reasonably satisfactory to it in its sole discretion, that any and all consents and approvals from third parties which the Purchaser, in its sole discretion, deems necessary or desirable for the consummation of the transactions contemplated by this Agreement and the other Documents, including, but not limited to, the Consents listed on Schedule 4.5(c)(i) with respect to any Contract, and consents to transfer of the Licensed Intellectual Property, shall have been obtained.

(e) Opinion of Counsel. The Purchaser shall have received from Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP, counsel to the Seller, an opinion dated the Closing Date, in substantially the form attached hereto as Exhibit 7.1(e) hereto.

(f) No Actions, Suits or Proceedings. No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and the other Documents. No Litigation shall be pending or, to the Knowledge of the parties to this Agreement, threatened, before any Court or Governmental Authority (i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby, or (ii) which has had or may have a Material Adverse Effect on the Seller or the Business. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, assignment for the benefit of creditors, creditor composition, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Seller shall be pending, whether or not an order for relief shall have been entered and the Seller shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(g) Delivery of Purchased Assets. The Seller shall have delivered possession of the Purchased Assets to the Purchaser, and shall have made all intangible Purchased Assets available to the Purchaser.

(h) Closing Documents. Each Seller shall have delivered to the Purchaser the resolutions, certificates, documents and instruments set forth below:

(i) each of the Ancillary Agreements to which it is a party;

(ii) a copy of each of the resolutions, duly and validly adopted by the Manager of Pharmaceuticals, the Board of Managers of Holdings and all of the Members of each of Holdings and Pharmaceuticals, certified by each respective chief executive officer, authorizing and approving the execution and delivery and performance of this Agreement, the Ancillary Agreements and the other Documents and the transactions contemplated hereby and thereby and the acts of the officers and employees of the Seller in carrying out the terms and provisions hereof;

(iii) all of the books, data, documents, instruments and other records relating to the Business of the Seller set forth in Section 2.1(d);

(iv) certificates issued by the Secretary of State or other similar appropriate governmental department, as of a date not more than five (5) Business Days prior to the Closing, as to the good standing of the Seller in its jurisdiction of incorporation and in each other

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

jurisdiction in which it is qualified to do business, and, as to its jurisdiction of incorporation, certifying its certificate of formation;

(v) a certificate of the chief executive officer of each of Holdings and Pharmaceuticals certifying the names and signatures of the officers of each of Holdings and Pharmaceuticals authorized to sign this Agreement and the Documents;

(vi) the certificate of each of Holdings and Pharmaceuticals referred to in Section 7.1(a); and

(vii) such other documents and instruments as the Purchaser or its counsel may reasonably request.

(i) Disclosures. Disclosure of the transactions contemplated by this Agreement to the holders of the Compromised Claims, other creditors, members and equityholders of Seller and/or public authorities, as may be reasonably required or advisable pursuant to applicable labor, bulk sale or insolvency laws, the form of such disclosures previously having been provided to and approved by the Purchaser and its counsel, as to their form and substance.

(j) Employment Agreement. William Collins shall have executed and delivered to the Purchaser an employment agreement (the “Employment Agreement”) on terms reasonably acceptable to each of Mr. Collins and Purchaser (such agreement to contain customary provisions, including but not limited to, non-competition provisions extending one year following separation of employment).

(k) Consulting Agreements. Each of Al Goeken and Greg Preston shall have executed and delivered to the Purchaser a consulting and non-competition agreement (the “Consulting Agreements”) on terms reasonably acceptable to each of such Persons and Purchaser (such agreement to contain customary provisions, including but not limited to, non-competition provisions extending one year following the separation of engagement).

(l) Resignations. Each of William Collins, Greg Preston and Al Goeken shall have executed and delivered resignations pursuant to which each shall resign from any and all positions held by each such individual in the Seller in the form attached hereto as Exhibit 7.1(l).

(m) Proprietary Information, Confidentiality and Assignment Agreements. Each of William Collins, Al Goeken and Greg Preston shall have executed proprietary information, confidentiality and assignment agreements in forms acceptable to the Purchaser.

(n) Supply Agreement. The Supply Agreement shall have been duly executed and delivered by Sinclair Pharmaceuticals Ltd.

(o) Compromise Agreements; Settlement of Compromised Claims. The Seller and certain third parties shall have executed and delivered compromise or similar agreements (the “Compromise Agreements”), on terms acceptable to the Purchaser, with respect to the payment of the Compromised Claims. All Compromised Claims shall have been settled to the reasonable satisfaction of the Purchaser.

(p) Approval of Transaction. This Agreement and the transactions contemplated hereby shall have been approved by each of (i) Parent’s board of directors, (ii) the Board of Managers of

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Holdings and the Manager of Pharmaceuticals and (iii) all of the members or equityholders of each Seller.

(q) Approval of Counsel to the Purchaser. All actions and proceedings under this Agreement and the other Documents, and all other related matters, shall have been approved by the Purchaser and its counsel, as to their form and substance.

(r) Due Diligence. The Purchaser shall have completed all of its due diligence with respect to the Business and shall, in its sole and absolute judgment, be satisfied with the results thereof.

7.2 Conditions Precedent to the Obligations of the Seller. The obligation of the Seller to consummate the transactions described in this Agreement and any and all liability of the Seller to the Purchaser shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent, each of which may be waived in writing by the Seller in its sole respective discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing (other than such representations and warranties that are qualified by materiality, which shall be true and correct as of the Closing), with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with, and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof.

(b) Actions, Suits or Proceedings. No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and the other Documents. No Litigation shall be pending or, to the Knowledge of the parties to this Agreement, threatened, before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, assignment for the benefit of creditors, creditor composition, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Purchaser shall be pending, whether or not an order for relief shall have been entered, and the Purchaser shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(c) Payment of Cash Consideration. The Purchaser shall have delivered the Cash Consideration as provided in Section 3.2(a).

(d) Purchaser Loan. The Purchaser shall have (i) appropriately recorded in its books and records and have marked as paid and satisfied in full that certain Secured Term Note dated July 16, 2007, (ii) taken all actions necessary to terminate or cancel of record all financing statements or other evidence of the lien of or secured financing by the Purchaser or its Affiliates, and (iii) delivered the original Secured Term Note and copies of all other applicable loan documents to the Seller marked as paid and satisfied in full.

(e) Closing Documents. The Purchaser shall have delivered to the Seller the resolutions, certificates, documents and instruments set forth below:

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(i) each of the Ancillary Agreements to which it is a party;

(ii) a copy of the resolutions duly and validly adopted by the board of managers of the Purchaser, certified by its Secretary, authorizing and approving the execution and delivery and performance of this Agreement, the Ancillary Agreements and the other Documents and the transactions contemplated hereby and thereby and the acts of the officers of the Purchaser in carrying out the terms and provisions hereof;

(iii) a copy of the resolutions duly and validly adopted by the board of managers of Parent, certified by its Secretary, authorizing and approving the execution and delivery and performance of this Agreement, the Ancillary Agreements and the other Documents and the transactions contemplated hereby and thereby and the acts of the officers Parent in carrying out the terms and provisions hereof;

(iv) certificates issued by the Secretary of State or other similar appropriate governmental department, as of a date not more than five (5) Business Days prior to the Closing, as to the good standing of the Purchaser in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and, as to its jurisdiction of incorporation, certifying its Certificate of Incorporation;

(v) a certificate of the Secretary or an Assistant Secretary of each of Parent and the Purchaser certifying the respective names and signatures of the officers of each of Parent of the Purchaser authorized to sign this Agreement and the Documents;

(vi) the certificate of the Purchaser referred to in Section 7.2(a); and

(vii) such other documents and instruments as the Seller or its counsel may reasonably request.

7.3 Termination.

(a) Right to Terminate. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:

(i) by mutual written consent duly authorized by the parties hereto;

(ii) by either the Purchaser or the Seller if the Closing shall not have occurred on or before October 15, 2007 provided, that the right to terminate this Agreement under this Section 7.3(a)(ii) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date;

(iii) by either the Purchaser or the Seller, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement;

(iv) by the Purchaser, if the Purchaser is not in material breach of its obligations under this Agreement, if (A) at any time any of the representations and warranties of the Seller herein are or become untrue or inaccurate such that Section 7.1(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.3(a)(iv) or (B)

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

there has been a breach on the part of the Seller of any of its covenants or agreements contained in this Agreement such that Section 7.1(a) will not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.3(a)(iv)), and, in both case (A) and case (B), such breach (if curable) has not been cured within 15 days after notice to the Seller;

(v) by the Seller, if the Seller is not in material breach of its obligations under this Agreement, and if (A) at any time the representations and warranties of the Purchaser herein become untrue or inaccurate such that Section 7.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.3(a)(v)), or (B) there has been a breach on the part of the Purchaser of any of its covenants or agreements contained in this Agreement such that Section 7.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.3(a)(v)), and, in both case (A) and case (B), such breach (if curable) has not been cured within 15 days after notice to the Purchaser; or

(vi) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (A) an event or condition occurs that has resulted in or that may be expected to result in a Material Adverse Effect; or (B) the Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

(b) Effect of Termination. Except as provided in this Section 7.3(b), in the event of the termination of this Agreement pursuant to Section 7.3(a), this Agreement (other than this Section 7.3(b), Section 6.4(d), Article VIII and Article IX, which shall survive such termination) will forthwith become void, and there will be no liability on the part of the Purchaser, the Seller, or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, provided, that nothing herein will relieve any party from liability for any breach of any representation, warranty, covenant or agreement contained in this Agreement which occurred prior to termination of this Agreement in accordance with its terms.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement and the other Documents, shall survive the Closing and any investigation at any time made by or on behalf of any party for the applicable limitation period or term expressly set forth in this Agreement; provided however, that (a) the representations and warranties set forth in Articles IV and V of this Agreement shall survive the Closing and continue in full force and effect for a period of one year; provided further that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, and 4.18 (and the corresponding representations and warranties set forth in any of the Documents) shall survive the Closing and continue in full force and effect indefinitely, (b) the representations and warranties set forth in Section 4.20 shall survive the Closing but not beyond the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Tax, interest or penalties under applicable Tax Laws in respect of any taxation year to which such representations and warranties extend could be issued under applicable Tax Laws to the Seller or the Purchaser, (c) the representations and warranties set forth in Section 4.24 (and the corresponding representations and warranties set forth in any of the Documents) shall survive the Closing and continue in full force for a period of ten years, and (d) a claim for any breach of a

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

representation or warranty contained in this Agreement or any of the Documents involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Law. Any claims for indemnification asserted in writing as provided for in this Article VIII prior to the expiration date applicable to the representation or warranty with respect to which such claim for indemnification is made shall survive until finally resolved and satisfied in full. For convenience of reference, the date upon which any representation and warranty contained herein shall terminate is referred to herein as the “Survival Date.” No third party other than the Indemnified Persons, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Article VIII or otherwise. All covenants and agreements contained in this Agreement (and in the corresponding covenants and agreements set forth in any of the Documents) shall survive the Closing and continue in full force until fully performed in accordance with their terms.

8.2 Investigation. The representations, warranties, covenants and agreements set forth in this Agreement and the other Documents shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any of the other Documents, shall be deemed to be representations and warranties for purposes of this Agreement.

8.3 Definitions. As used in this Article VIII, the following terms shall have the following meanings:

(a) “Event of Indemnification” shall mean the following:

(i) The untruth, inaccuracy or breach of any representation or warranty contained in this Agreement or in any of the other Documents;

(ii) The breach of any covenant, agreement or condition of the Seller contained in this Agreement or in any of the other Documents;

(iii) The return of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] or more of Products as provided for in Section 2.6;

(iv) The disclosure by any of William Collins, Al Goeken or Greg Preston of the confidential information or trade secrets of either Seller; or

(v) Liabilities of, or claims against, the Purchaser relating to, or arising out of, the operation of the Business prior to the Closing date or facts and circumstances existing at or prior to the Closing Date, whether or not such Liabilities were known on such date, and any other Liabilities of the Seller or relating to the Business not expressly included in the Assumed Liabilities; provided, however, that liabilities of or claims against the Purchaser or its Affiliates relating to or arising out of discussions or negotiations between the Purchaser or its Affiliates and third parties relating to the Compromised Claims is expressly excluded.

(b) “Indemnified Persons” shall mean and include the Purchaser and its Affiliates, successors and assigns, and the respective officers, directors, managers, employees and agents of each of the foregoing.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(c) “Indemnifying Persons” shall mean and include each of the Seller and its successors, assigns, heirs and legal representatives and estate and, for purposes of Section 8.5(b) hereof, William Collins, Al Goeken and Greg Preston, in their individual capacities on a joint and several basis.

(d) “Losses” shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys’ and accountants’ fees), assessments, Taxes (including interest or penalties thereon) sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification under Article VIII hereof.

8.4 Indemnification Generally; Limitations. The Indemnifying Persons shall jointly and severally indemnify the Indemnified Persons from and against any and all Losses arising from or in connection with any Event of Indemnification with respect to the Indemnified Persons. Notwithstanding any of the foregoing, nothing contained in this Section 8.4 shall in any way limit, impair, modify or otherwise affect the rights of the Indemnified Persons (including rights available under the Securities Act or the Exchange Act) nor shall there be any limitation of liability of Indemnifying Persons in connection with any of such rights of the Indemnified Persons (a) to bring any claim, demand, suit or cause of action otherwise available to the Indemnified Persons based upon an allegation or allegations that the Seller and/or the Indemnifying Persons, or any of them, had an intent to defraud or made a willful, intentional or reckless misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated hereby or (b) to enforce any judgment of a court of competent jurisdiction which finds or determines that the Seller and/or the Indemnifying Persons, or any of them, had an intent to defraud or made a willful misrepresentation or omission of a material fact in connection with this Agreement and the transactions contemplated hereby.

8.5 Event of Indemnification in Excess of Stock Consideration. Subject to Sections 8.6 and 8.7 below:

(a) Any Losses of the Purchaser or its Affiliates shall be set-off against the Stock Consideration in accordance with the provisions of this Article VIII.

(b) In the event that the Losses of the Purchaser exceed the Stock Consideration, then William Collins, Al Goeken and Greg Preston shall, in their respective individual capacities and jointly and severally, be Indemnifying Persons for such Losses.

(c) Assertion of Claims. No claim shall be brought under Article VIII hereof unless the Indemnified Persons, or any of them, at any time after the Closing Date but prior to the applicable Survival Date, give the Indemnifying Persons (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, or (b) written notice pursuant to Section 8.7 of any Third Party Claim, the existence of which might give rise to such a claim but the failure so to provide such notice to the Indemnifying Persons will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Persons and they were not otherwise aware of such action or claim). If the Indemnifying Persons do not object within ten days of such written notice, then the Indemnified Persons shall give written notice setting forth the amount of Losses to be set-off against the Stock Consideration and, if the Stock Consideration is insufficient or unavailable to satisfy such Losses, the Losses to be claimed against the Indemnifying Persons in accordance with Section 8.5(b), which written notice the parties hereto hereby acknowledge to be sufficient to authorize such set-off against the Stock Consideration and/or to be claimed against the Indemnifying Persons in accordance with Section 8.5(b), as directed by the Indemnified Persons. If the Indemnifying Persons do object on a timely basis

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

and the parties are unable to agree to the amount of Losses to be set-off and/or claimed within 30 days from the date of written notice of the objection, either party may institute court proceedings in accordance with Section 9.10 hereof for a determination of the Losses to be set-off against the Stock Consideration and/or to be claimed against the Indemnifying Persons in accordance with Section 8.5(b) hereof.

8.6 Valuation of Parent Common Stock. For purposes of this Article VIII, the Parent Common Stock shall be valued on the basis of the Parent Common Stock Price.

8.7 Notice and Defense of Third Party Claims. Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Indemnifying Persons will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure directly results in the loss or compromise of any rights or defenses of the Indemnifying Persons and they were not otherwise aware of such action or claim).

(b) The Indemnifying Persons shall have the right to assume the defense of any such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Persons may not assume the defense of any such Third Party Claim if the claim (i) is reasonably likely to result in imprisonment of the Indemnified Persons, (ii) is reasonably likely to result in a criminal penalty or fine against the Indemnified Persons the consequences of which would have a Material Adverse Effect on the Indemnified Persons unrelated to the size of such penalty or fine, or (iii) is reasonably likely to result in an equitable remedy which would have a Material Adverse Effect on the Indemnified Persons. If Indemnifying Persons assume the defense of such Third Party Claim, such Indemnifying Persons shall conduct such defense diligently, shall have full and complete control over the conduct of such proceeding on behalf of the Indemnified Persons and shall, in their sole discretion, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding, provided, however, that (A) any counsel chosen by such Indemnifying Persons to conduct such defense shall be reasonably satisfactory to the Indemnified Persons and (B) the Indemnifying Persons will not, without the written consent of the Indemnified Persons, consent to the entry of any judgment or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or the claimant in the matter releases the Indemnified Persons from all liability with respect thereto. The Indemnified Persons may participate in such proceeding and retain separate co-counsel at their sole cost and expense, provided, however, that the Indemnifying Persons shall be responsible for the fees and expenses of one separate co-counsel for the Indemnified Persons to the extent the Indemnified Persons are advised by counsel that either (1) the counsel the Indemnifying Persons have selected has a conflict of interest or (2) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Persons). Failure by the Indemnifying Persons to notify the Indemnified Persons of their election to defend any such Third Party Claim within 30 days after notice of the Third Party Claim shall have been given to such Indemnifying Persons by the Indemnified Persons shall be deemed a waiver by such Indemnifying Persons of their right to defend such claim or action.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(c) If no Indemnifying Persons are permitted to or do not elect to assume the defense, or do not diligently pursue the defense, of a Third Party Claim, the Indemnified Persons shall diligently defend against such Third Party Claim in such manner as they may deem appropriate and, in such event, the Indemnifying Persons shall promptly reimburse the Indemnified Persons for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the Indemnified Persons in connection with the defense against such Third Party Claim, as such costs and expenses are incurred. Any counsel chosen by such Indemnified Persons to conduct such defense must be reasonably satisfactory to the Indemnifying Persons and only one counsel shall be retained to represent all Indemnified Persons in an action (except that if litigation is pending in more than one jurisdiction with respect to an action, one such counsel may be retained in each jurisdiction in which such litigation is pending).

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) made by facsimile transmission, (c) sent by recognized overnight courier, or (d) sent by certified mail, return receipt requested, postage prepaid.

If to the Purchaser to:	Achilles Acquisition, LLC 200 Connell Drive Suite 1500 Berkeley Heights, New Jersey 07922 Attn: Patrick J. Kocks, Esq., Assistant General Counsel

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue, 25th Floor New York, New York 10017 Attn: Joel I. Papernik, Esq.

If to the Seller to:	Align Holdings LLC/Align Pharmaceuticals LLC 208 Birkhaven Drive Cary, North Carolina 27511 Attn: William Collins

With a copy to:	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP 2500 Wachovia Capitol Center P.O. Box 2611 Raleigh, North Carolina 27602 Attn: Amos U. Priester, IV, Esq.

All notices, requests, consents and other communications hereunder shall be deemed to have been made (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

the day such notice is delivered to the courier service, or (iv) if sent by certified mail, on the 5th business day following the day such mailing is made.

9.2 Entire Agreement. The Documents and the Confidentiality Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

9.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

9.4 Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign all or part of its rights and obligations under this Agreement to one or more direct or indirect Subsidiaries or Affiliates (in which event, representations and warranties relating to the Purchaser shall be appropriately modified).

9.5 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

9.6 Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

9.7 No Third Party Beneficiary. Except as provided in Article VIII, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.9 Publicity. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser, except as may be required by Law or any listing agreement related to the trading of the shares of such party on any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. The parties shall cooperate as to the timing and contents of any such press release or public announcement.

9.10 Governing Law; Jurisdiction. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the Law of the State of New York without giving effect to the conflict of law principles thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against the parties hereto or thereto in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

9.12 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.13 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.14 Further Assurances. At any time and from time to time after the Closing Date, at the request of the Purchaser and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser’s title to, the Purchased Assets.

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SIGNATURE PAGES TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

ACHILLES ACQUISITION LLC
By:	/s/ Spiro G. Rombotis
Name:	Spiro G. Rombotis
Title:	President & CEO

ALIGN PHARMACEUTICALS, LLC
By:	/s/ William W. Collins
Name:	William W. Collins
Title:	Manager

ALIGN HOLDINGS, LLC
By:	/s/ William W. Collins
Name:	William W. Collins
Title:	Chief Executive Officer

/s/ William W. Collins
William Collins

/s/ Al Goeken
Al Goeken

/s/ Greg Preston
Greg Preston

Solely for purposes of the issuance of Parent Common Stock as set forth in Section 3.1 hereof:

CYCLACEL PHARMACEUTICALS, INC.
By:	/s/ Spiro G. Rombotis
Name:	Spiro G. Rombotis
Title:	President & CEO